Exhibit 10.1

SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, it is the intent of the parties hereto that this Supplemental Retirement Plan (hereinafter referred to as the “Plan”) be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Plan Participant, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan Participant is fully advised of Randolph Savings Bank’s (hereinafter referred to as the “Bank”) financial status and has had substantial input in the design and operation of this benefit plan; and

THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.	ELIGIBILITY

Directors and Key Executives, which include the Chief Executive Officer (40%-60%), Chief Financial Officer (30%-50%V Senior Vice President of Retail of the Bank (10%-30%), and Executive Vice President and Chief Operations Officer (20%-40%), shall be eligible for the Supplemental Retirement Plan at the discretion of the Board of Directors of the Bank.

II.	FRINGE BENEFITS

The salary or fee continuation benefits provided by this Plan are granted by the Bank as a fringe benefit to the Plan Participant and are not part of any salary or fee reduction plan or an arrangement deferring a bonus or a salary increase. The Plan Participant has no option to take any current payment or bonus in lieu of these salary or fee continuation benefits except as set forth hereinafter.

III.	BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the generally accepted accounting principles. The Bank shall establish an accrued liability retirement account for the Plan into which appropriate reserves shall be accrued. The accrued liability retirement account shall be calculated on a reasonable and consistent basis.

IV.	RETIREMENT BENEFIT

Upon retirement (Early Retirement or Normal Retirement), the Bank, commencing with the first day of the month following the date of such retirement, shall pay the Plan Participant an annual benefit as defined in the applicable Supplemental Retirement Plan Adoption Agreement dated January 1, 2006.

In accordance with the Internal Revenue Code §409A, if the Executive is a Key Employee, and said Bank is publicly traded at the time of retirement, any such benefit payment shall be withheld for six months following such retirement. The aggregate amount of the first seven months of installments shall be paid at the beginning of the seventh month following such retirement.

V.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Plan Participant should die while actively employed by the Bank after the date of this Agreement but prior to the Executive attaining the Early Retirement Date and ten (10) years of employment or the Director attaining the Early Retirement Date and having served on the Board of the Bank for ten (10) years, the Bank will pay an amount of money equal to the accrued balance of the Plan Participant’s accrued liability retirement account.

Said benefit shall be paid in either ten (10) annual installments or a lump sum, as set forth in the Plan Participant’s Distribution Election Form, to such individual or individuals as the Plan Participant may have designated in writing and filed with the Bank. The Plan Participant shall choose said irrevocable method of payment within thirty (30) days of executing this Agreement. In the event the Distribution Election Form is not submitted or an election is not made within thirty (30) days of executing this Agreement, said benefit shall be paid to the designated beneficiary(ies) in a lump sum. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Plan Participant shall be payable to the duly qualified executor or administrator of the Plan Participant’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Plan Participant.

In the event the Plan Participant should die while actively employed by the Bank after the date of this Agreement subsequent to all Early Retirement provisions pursuant to Subparagraph II (C) of the Adoption Agreement to the Supplemental Retirement Plan or attaining Normal Retirement Ages, the Plan Participant will be vested in the benefits pursuant to Subparagraph II (D) of the Adoption Agreement to the Supplemental Retirement Plan.

VI.	TERMINATION OF EMPLOYMENT OR SERVICE

Subject to Subparagraph VI (i) hereinbelow, in the event that the employment of the Executive shall terminate prior to the Early Retirement Date and attaining ten (10) years of employment or the service of the Director shall terminate prior to the Early Retirement Age and the Director has served ten (10) years, as provided in Subparagraph II (B) in the Adoption Agreement to the Supplemental Retirement Plan, by the Plan Participant’s voluntary action, or by the Plan Participant’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment or service and the Bank shall pay to the Plan Participant the accrued liability retirement account. This compensation shall be paid in either ten (10) annual installments commencing thirty (30) days following said termination of service or employment or in a lump sum thirty (30) days following the date of said termination of service or employment, as set forth in the Plan Participant’s Distribution Election Form. The Plan Participant shall choose said irrevocable method of payment within thirty (30) days of executing this Agreement, hi the event the Distribution Election Form is not submitted or an election is not made within thirty (30) days of executing this Agreement, said compensation shall be paid in a lump sum, thirty days following said termination of employment or service.

In the event that the employment of the Executive shall terminate subsequent to the Early Retirement Date and attaining ten (10) years of employment or the service of the Director shall terminate subsequent to the Early Retirement Age and the Director has served ten (10) years, as provided in Subparagraph E(B) in the Adoption Agreement to the Supplemental Retirement Plan, by the Plan Participant’s voluntary action, or by the Plan Participant’s discharge by the Bank without cause, the Plan Participant shall be vested in the benefits pursuant to Subparagraph 11(d) of the Adoption Agreement to the Supplemental Retirement Plan.

In the event a Director does not have at least ten (10) years of service on the Board of the Bank, prior to any termination of service, then this Agreement shall terminate on the date of said termination of service and upon said date all benefits shall be forfeited by the Director.

If the Executive is a Key Employee, as defined by the Internal Revenue Service, and said Bank is publicly traded at the time of termination of employment, any such benefit payment shall not be payable for six months following such termination of employment. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

(i)	Discharge for Cause: In the event the Plan Participant shall be discharged for cause at any time, all benefits provided herein shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect, the conviction of a felony or gross misdemeanor involving fraud or dishonesty, or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Participant Plan.

VII.	CHANGE OF CONTROL

Change of Control shall be defined as the occurrence of any one of the following:

1.)	During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who are Continuing Trustees (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Trustees of the Holding Company or individuals who are Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Bank. For this purpose (i) a “Continuing Trustee” shall mean (x) an individual who was a trustee of the Holding Company at the beginning of such period or (y) any new trustee (other than a trustee designated by a person who has entered into, or made a bona-fide offer to enter into, any Agreement with the Holding Company to effect an acquisition, merger or consolidation) whose election by the Board or nomination for election by the Holding Company’s corporators was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of such period or whose election or nomination for election was previously so approved, and (ii) a “Continuing Director” shall mean (x) an individual who was a director of the Bank at the beginning of such period or (y) any new director (other than a Director designated by a person who has entered into, or made a bona fide offer to enter into, any agreement with the Holding Company or the Bank to effect an acquisition, merger or consolidation) whose election was approved by a voter of at least two-thirds (2/3) of the Holding Company’s trustees whose election or nomination for election was previous so approved; or

2.)	The trustees of the Holding Company or the Directors of the Bank approve a merger or consolidation of the Holding Company of the Bank with any other corporation or bank, other than:

a.)	a merger or consolidation in which (i) individuals who are trustees of the Company immediately prior to the transaction will continue to represent at least two-thirds (2/3) of the trustees of the institution resulting from the holding company merger or consolidation (and, if applicable, of any top tier parent holding company thereof) and (ii) individuals who are Directors of the Bank immediately prior to the transaction will continue to represent at least two-thirds (2/3) of the Directors of the institution resulting from the bank merger or consolidation; or

b.)	the merger undertaken for purposes of facilitating the Reorganization; or

c.)	The Holding Company converts from mutual to stock form, or the Bank or any mid-tier holding company of the Bank issues shares of common stock to the public in a minority offering (it being understood that the Reorganization shall not constitute conversion from mutual to stock form);

d.)	The Bank effectuates a complete liquidation of the Bank or a sale or disposition of all or substantially all of its assets.

3.)	The acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

4.)	The acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

5.)	The replacement of a majority of the Bank’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the current board members; or

6.)	The acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s assets by an unrelated entity.

For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

If the Plan Participant is terminated, voluntarily or involuntarily, except for cause, anytime subsequent to a Change of Control as defined herein, then the Plan Participant shall receive the benefits in Paragraph IV herein upon attaining Normal Retirement Age (Subparagraph II(B) of the Adoption Agreement to the Supplemental Plan), as if the Plan Participant had been continuously serving on the Board of the Bank or employed by the Bank until the Plan Participant’s Normal Retirement Age.

VIII.	DISABILITY

In the event the Plan Participant becomes disabled prior to the Plan Participant’s Retirement Date (Subparagraph U [A] of the Adoption Agreement), and the Plan Participant’s employment is terminated because of such disability, he shall become one hundred percent (100%) vested in the balance of the accrued liability retirement account. Said balance shall be paid in ten (10) annual installments or a lump sum as set forth in the Plan Participant’s Distribution Election Form, without regard to the Plan Participant’s Normal Retirement Age (Subparagraph II[B] of the Adoption Agreement), thirty (30) days following such termination of employment.

In the event the plan participant should elect ten (10) annual installments and the participant is an Executive and Key Employee, and said Bank is publicly traded at the time of said termination of disability, any such benefit payment shall be withheld for six (6) months following such termination.

The Plan Participant shall choose said irrevocable method of payment within thirty (30) days of executing this Agreement. In the event the Distribution Election Form is not submitted or an election is not made within thirty (30) days of executing this Agreement, said compensation shall be paid in a lump sum, thirty days following said termination of employment or service.

A Plan Participant is considered disabled if he or she is: [1] unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or [2] by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Plan Participant of the Bank. If there is a dispute regarding whether the Plan Participant is disabled, such dispute shall be resolved by a physician mutually selected by the Bank and the Plan Participant and such resolution shall be binding upon all parties to this Agreement. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

IX.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Participant Plan. The Plan Participant, his or her beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.

At no time shall any Plan Participant be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Plan Participant, then the Plan Participant shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

X.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Plan Participant, nor the Plan Participant’s surviving spouse, nor any other beneficiary(ies) under this Supplemental Retirement Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Plan Participant or the Plan Participant’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise., In the event the Plan Participant or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Supplemental Retirement Plan. This Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Plan Participant, this Supplemental Retirement Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Plan Participant and the Bank.

D.	Gender:

Whenever in this Supplemental Retirement Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Supplemental Retirement Plan shall affect the right of the Plan Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Supplemental Retirement Plan are inserted for reference and convenience only and shall not be deemed a part of this Supplemental Retirement Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

H.	Partial Invalidity:

If any term, provision, covenant, or condition of this Supplemental Retirement Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Supplemental Retirement Plan shall remain in full force and effect notwithstanding such partial invalidity.

I.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Plan Participant, or restrict the right of the Plan Participant to terminate employment.

J.	Present Value:

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The effective discount rate for the Supplemental Retirement Plan on December 31st of the previous calendar year.

XI.	ADMINISTRATIVE AND CLAIMS PROVISIONS

A.	Plan Administrator:

The Plan Administrator of this Supplemental Retirement Plan shall be Randolph Savings Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Supplemental Retirement Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Supplemental Retirement Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

a.	Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Plan will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under this Plan. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Executive Plan provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.

d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:

(i.)	Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Executive Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i.)	The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)	The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Executive Plan provisions upon which the decision is based.

(iii.)

The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)	The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to,’ and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XII.	OPERATION OF LAW ON BANK’S OBLIGATIONS

In the event that the Federal Deposit Insurance Corporation (FDIC), the Division of Banks of the Commonwealth of Massachusetts or any other governmental entity promulgates any statute, rule, regulation, policy or order, or issues any report of examination, which either: (i) Restricts or prohibits the Bank from making payments to the Plan Participant under this Plan, or (ii) notifies the Bank that, for regulatory accounting purposes, the life insurance policy, Rabbi trust, or other asset in which the Bank may have invested for purposes of funding its obligations hereunder may not be treated as an asset of the Bank; then the Bank’s obligations to make payments to the Plan Participant (or his beneficiary) hereunder shall terminate or be restricted or suspended (consistent with such law, regulation, policy, order or report) for so long as such restriction, prohibition or accounting rule applies to the Bank. Nothing in this Plan is intended to require or shall be construed as requiring the Bank to do or fail to do any act in violation of any applicable law, regulation, policy, order or regulatory report. However, the Bank agrees to use reasonable efforts to find a substitute manner of making the payments required under this Plan that would be acceptable to the regulators.

XIII.	COMPETITIVE SERVICES

During any period during which the Bank continues to pay retirement benefits to the Plan Participant hereunder, the Plan Participant shall not become more than five percent (5%) owner of, nor engage directly or indirectly, in any business which is substantially similar to the business of the Bank, either as proprietor, partner, more than a five percent (5%) stockholder, officer, director, employee or otherwise, within an area of thirty (30) miles from the Town of Randolph, Massachusetts or the Town of Coventry, Rhode Island, unless the Bank has first consented in writing thereto.

XIV.	EXCISE TAX

If any payment under this Plan is classified as an excess golden parachute payment under IRS §280G, or its successor, and is subject to excise tax under IRS §4999, then the Bank shall pay the Plan Participant an additional benefit in an amount to fully compensate the Plan Participant for said excise tax.

XV.	INCAPACITY

Any payment required to be made pursuant to this Plan to a person who is mentally incapacitated at the time such payment is due may be made by the Bank to or for the benefit of such person in such of the following ways as the Bank shall determine: (a) directly to the person entitled to the payment; (b) to the legal representative of such person; (c) directly in payment of expenses of support, maintenance or education of such person. Any such payment by the Bank shall, to the extent thereof, be a complete discharge of any liability under this Plan with respect to such payment. The Bank shall not be responsible for the application by any third party of any payments made pursuant to this paragraph.

XVI.	EFFECTIVE DATE

The Effective Date of this Plan shall be January 1, 2006.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Plan and executed the original thereof and that, upon execution, each has received a conforming copy.

RANDOLPH SAVINGS BANK
Randolph, Massachusetts

/s/ James P. McDonough President and CEO

DESCRIPTION OF THE PLAN

In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Randolph Savings Bank has implemented a retirement plan with an endorsement split dollar life insurance plan for the benefit of the members of the Board of Trustees of the bank.

The Trustee Plan is called the Trustee Supplemental Retirement Plan - Defined Contribution and was designed to provide an annual retirement benefit, to be paid to each trustee upon retirement from the board and a death benefit to be paid to the trustee’s beneficiary upon his or her death.

This Supplemental Retirement Plan is also designed to provide these benefits with the least risk to the Bank’s safety and soundness and at the least possible cost. A portion of the benefits is determined by an indexed formula. The index used in this plan to calculate the amount of the retirement benefit is the earnings on a specific life insurance policy. The Bank “keeps” the opportunity costs on the premiums paid. Any earnings in excess of the opportunity costs are accrued to a liability reserve account for the benefit of the trustee. At retirement, this liability reserve account is paid out over a specified period of years. In addition, the annual earnings in excess of the opportunity costs are paid out annually after retirement. These payments will continue for the life of the trustee.

The plan has a vesting schedule that creates a “golden handcuff effect. The Bank’s obligations under the retirement benefit portion of this plan are unfunded; however, the Bank has purchased life insurance policies on each insurable participant. The policies are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, offset all of the plan’s costs during the life of the participant and provide a complete recover}’ of all plan costs at his or her death. The Bank is the sole owner of all policies.

The life insurance benefit for each insurable trustee is being provided by an Endorsement Split Dollar Plan. The Bank endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each participant for payment to the designated beneficiary of that trustee. The Bank owns the policy and its entire surrender value. For uninsurable trustees, the bank will pay a stated death benefit,

The “Financial Projections” section of this manual contains a series of financial projections of this plan prepared using current regulatory accounting principles. The “Policy Illustrations” section contains the actual illustration as the policy was issued for each plan participant. The “Plan Documents” section contains copies of the plan agreements executed in connection with this plan. In addition, the Board Minutes, which describe the approval of the plan, and the Department of Labor notification letter, are included in this section.

The “Regulatory Compliance” section contains analyses required of all benefit programs in banks and the related purchase of life insurance according to the August, 1993 Memorandum from the FDIC and OCC Bulletin 96-51.